Exhibit 99.1

Aetherium Acquisition Corp. Prices $100 Million Initial Public Offering

Greenwich, Connecticut – December 29, 2021 – Aetherium Acquisition Corp., a newly organized blank check company incorporated in Delaware (the “Company”), today announced the pricing of its initial public offering (the “IPO”) of 10 million units at an offering price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one redeemable warrant. Each redeemable warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

The units are expected to trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “GMFIU” beginning December 30, 2021. The Company expects the initial public offering to close on January 3, 2022, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on Nasdaq under the symbols “GMFI” and “GMFIW,” respectively.

EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book-running manager for the IPO. The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the IPO was declared effective by the U.S. Securities and Exchange Commission on December 29, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aetherium Acquisition Corp.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region, although the Company intends to focus on businesses in the education, training and education technology industries, specifically in Asia (excluding China). The Company is led by Jonathan Chan, the Company’s Chairman of the Board and Chief Executive Officer, and Alex Lee, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

For investors:

Jonathan Chan

Chairman of the Board and Chief Executive Officer

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT 06831

Email: jc@vigilant-assets.com